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                                                                    Exhibit 99.1


Gundle/SLT Environmental, Inc. and Code Hennessy & Simmons LLC Announce Cash Merger Agreement

     HOUSTON, Dec. 31 -- Gundle/SLT Environmental, Inc., a leading global provider of geosynthetic lining solutions, products and services, and GEO Holdings Corp., a newly formed entity indirectly controlled by Code Hennessy & Simmons LLC (CHS), jointly announced today they have entered into a merger agreement under which all publicly traded shares of GSE's common stock are to be converted into cash at the rate of $18.50 per share. Upon completion of the merger, GSE will be wholly owned by CHS.

     Samir Badawi, Chairman and Chief Executive Officer of GSE said, "We are pleased about joining the CHS organization. We are looking forward to working with CHS and exploring additional opportunities to enhance our growth. This agreement is the result of a thorough examination of the Company's various strategic alternatives. While we will have a new owner, our business commitments will continue as usual to satisfy our customer needs, our staff development and our relations with our suppliers."

     "As a global leader in the geosynthetic lining solutions industry, Gundle/SLT Environmental provides an excellent investment platform for CHS," said Dan Hennessy, Partner at Code Hennessy & Simmons. "The Company's success is built upon a foundation of technical innovation and outstanding customer service all overseen by a world-class management team. We are very pleased and excited to have the opportunity to work with the entire GSE team to build and grow the business through investments in new products and new markets."

     Under the merger agreement, certain GSE executives will enter into new employment contracts with GSE upon completion of the merger. A portion of their outstanding options to acquire shares of GSE's common stock will be converted into options to purchase shares of GEO Holdings Corp. estimated to represent approximately 8% of GSE's post-merger fully diluted shares. All other outstanding options to purchase GSE common stock will be converted in the merger into cash in an amount equal to the per share "in the money" value of each option.

     Consummation of the merger is subject to the conclusion of certain financing arrangements by CHS, to any necessary antitrust clearances under federal and foreign laws, approval of the merger by the shareholders of GSE and to other customary conditions. The boards of both companies have previously unanimously approved the merger agreement and the proposed merger. Wembley, Ltd., the holder of approximately 40% of GSE's outstanding common stock has entered into a voting agreement with CHS agreeing to support the proposed merger and to vote for it. Harris, Williams & Co. served as financial advisor to the Company in this transaction.

     Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged

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in waste management, mining, water and wastewater treatment, and aquaculture.
Additional information is available at www.gseworld.com.

     Founded in 1988, Code Hennessy & Simmons LLC is a private equity firm that manages approximately $1.5 billion in capital in four funds. CHS focuses on building shareholder value in middle-market manufacturing, distribution and service companies through strong relationships with management teams and sound investment strategies. Additional information is available at www.chsonline.com.